Exhibit 5.2

Mark E. Crone Managing Partner mcrone@cronelawgroup.com

June 25, 2024

The Bank of New York Mellon

240 Greenwich Street

New York, NY 10286

Ladies and Gentlemen:

We have acted as special U.S. securities counsel to SaverOne 2014 Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the offer and sale (the “Offering”) by the Company of 12,555,555 of the Company’s ordinary shares, par value NIS 0.01 per share, (the “Offered Shares”), represented by 2,511,111 American Depositary Shares (the “Offered ADSs”). The Offered ADSs are being issued pursuant to a registration statement on Form F-3 (File No. 333-274458) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus dated September 27, 2023 and prospectus supplement dated June 25, 2024 filed with the Commission pursuant to Rule 424(b) of the rules and regulations promulgated by the Commission under the Securities Act (the “Prospectus Supplement”).

As counsel to the Company in the United States, we have reviewed copies of the Articles of Association, as amended, of the Company and such corporate records of the Company, certificates of public officials, a representation of an officer of the Company as to factual matters and such other documents that we consider necessary or advisable for the purpose of rendering the opinions set forth below.

In such examination, we have assumed that, with respect to the Securities Purchase Agreement dated June 20, 2024 (the “Purchase Agreement”) between the Company and each purchaser (the “Purchaser”), each party to all other documents, agreements and instruments examined by us (other than the Company) have all requisite power and authority and has taken all necessary action to enter into and perform all of such party’s obligations under the Purchase Agreement and such other documents, agreements and instruments to which it is party, and that the Purchase Agreement and each such other document, agreement and instrument is and will be the valid, binding and enforceable obligation of each party thereto (other than the Company). We express no opinion as to the application of any federal, state or local statute, law, rule or regulation to either Purchaser’s authority or that of any other party (other than the Company) to enter into and to carry out its respective obligations under, and exercise rights under, the Purchase Agreement and such other documents, agreements or instruments.

Our opinions as to New York and federal statutes, rules and regulations are limited to statutes, rules and regulations that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being normally applicable both to general business corporations that are not engaged in regulated business activities and to transactions of the type contemplated by the Prospectus Supplement.

This opinion is also subject to the following qualifications:

(i) Except as specifically set forth below, we express no opinion on the validity, binding effect or enforceability of any agreement or other instrument;

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The Bank of New York Mellon

June 25, 2024

(ii) our opinions set forth below with respect to the validity or binding effect of any security or obligation may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, marshaling, moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, (b) general principles of equity (whether considered in a proceeding in equity or at law), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing, (c) the possible unenforceability under certain circumstances of provisions providing for indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, and (d) the effect of course of dealing, course of performance, oral agreements or the like that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement; and

(iii) we express no opinion with respect to compliance with applicable anti-fraud statutes, rules or regulations of any applicable state or federal law.

For the purposes of this opinion letter, our “knowledge” (or any similar concept) with respect to any matter means (1) the actual knowledge regarding such matter of the particular attorneys who are presently employees or partners of The Crone Law Group P.C. and who have represented the Company in connection with the transaction contemplated by the Purchase Agreement, (2) we make no representation that we have undertaken any review of our files or other independent investigation with respect to any such matter (and, by accepting this opinion letter, you acknowledge not to have requested, or relied on, any such review or other independent investigation by us), and (3) no inference that we have actual knowledge concerning such matter should be drawn from the mere fact of our representation of the Company or our expression of any opinion in this opinion letter. Accordingly, relevant matters may exist, including relevant matters with respect to which attorneys in our firm are representing the Company, but of which, for purposes of this opinion letter, we do not have “knowledge.”

With regard to our opinion in paragraph 2 below, we have based our opinion, to the extent we consider appropriate, on Rule 3a-8 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the disclosure provided by the Company in its filings with the Commission. We also have relied as to certain factual matters upon a certificate of an officer of the Company and have assumed that, pending their uses as identified in the Prospectus Supplement, the net proceeds of the offering contemplated therein will be invested in “government securities” within the meaning of the Investment Company Act, to the extent necessary to ensure that the Company will not hold “investment securities” (within the meaning of the Investment Company Act) having a value exceeding 40% of the Company’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. We have also not considered the effect on such opinion of the identity, business or control of any of the Company’s stockholders and have assumed that none of the Company’s stockholders would be deemed an “investment company” within the meaning of the Investment Company Act. We have conducted no further investigation. We understand that all of the foregoing assumptions, qualifications and limitations are acceptable to you.

Based on the foregoing, we are of the opinion that:

1)	The Offered Shares represented by the Offered ADSs are effectively registered under the Securities Act; there is no stop order or, to our knowledge, any investigation or proceeding for that purpose threatened or contemplated under the Securities Act.

2)	The Company is not, and after giving effect to the issuance of the Offered ADSs and the application of the proceeds as described in the Prospectus Supplement, will not be, an “investment company,” as such term is defined in the Investment Company Act or a company “controlled” by an “investment company” within the meaning of the Investment Company Act.

The Bank of New York Mellon

June 25, 2024

This opinion letter should be interpreted in accordance with the Core Opinion Principles issued by the Legal Opinions Committee of the American Bar Association’s Business Law Section and the Working Group on Legal Opinions Foundation, as published in The Business Lawyer, 74 Bus. Law. 815 (2019).

This opinion letter is being furnished only to the addressee above and is solely for their benefit. This document may not be provided to any other person or relied upon or quoted for any other purpose or by any other person without our prior written consent, except that it may furnish a copy of this letter (a) to any regulatory authority having jurisdiction over it if required by such authority, (b) to its professional advisors, directors, officers, and employees, or (c) in connection with any actual or threatened claim against it relating to the issuance of the ADSs if required to assist it in establishing defenses under applicable securities laws, it being understood and agreed that we assume no duty or liability whatsoever to any person who is furnished this letter in accordance with this sentence and that no such person shall be entitled to rely on this letter in any manner as a result of being furnished this letter or for any other reason.

All of the opinions and statements set forth herein are rendered as of the date hereof, and we assume no obligation to update them or advise you of any changes in our opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.

/s/ The Crone Law Group, P.C.

THE CRONE LAW GROUP P.C.